CALCULATION OF EARNINGS PER SHARE
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)



                                       Thirteen weeks ended     Thirty-nine weeks ended
                                      Sept. 26,     Sept. 27     Sept. 26,    Sept. 27
                                         1999         1998         1999*        1998*
                                      ------------ -----------  ------------ -----------

Basic earnings:
   Net income                         $207,479     $176,519     $663,342     $742,178

   Weighted average number of
     common shares outstanding         279,581      284,366      279,505      284,381

   Basic earnings per share              $0.74        $0.62        $2.37        $2.61

Diluted earnings:
   Net income                         $207,479     $176,519     $663,342     $742,178

   Weighted average number of
     common shares outstanding         279,581      284,366      279,505      284,381

   Dilutive effect of out-
     standing stock options and
     stock incentive rights              2,619        2,557        2,530        2,692

   Weighted average number of
     shares outstanding, as
     adjusted                          282,200      286,923      282,035      287,073

   Diluted earnings per share            $0.74        $0.62        $2.35        $2.59


* 1999 results include a net non-operating gain principally from the exchange of KVUE-TV in Austin, Texas for KXTV-TV in Sacramento, California. 1998 results include a net non-operating gain principally from the disposition of several businesses including Radio and Alarm Security.
  See Management's Discussion and Analysis of Operations for earnings summary excluding net non-operating gains.